SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JABIL CIRCUIT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person (s) Filing Proxy Statement, if other than Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on August 2, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, August 2, 2007, at 10:00 a.m., local time, in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:

1. To elect nine directors to serve for the ensuing year or until their successors are duly elected and qualified;

2. To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Stock Incentive Plan by 3,000,000 shares;

3. To ratify the appointment of KPMG LLP as Jabil’s independent registered public accountants for the fiscal year ending August 31, 2007; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Jabil’s board of directors intends to present the following nine nominees for director at the Annual Meeting: Laurence S. Grafstein, Mel S. Lavitt, Timothy L. Main, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone and Kathleen A. Walters. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on July 2, 2007 are entitled to notice of and to vote at the Annual Meeting.

A list of all stockholders entitled to vote at the 2006 Annual Meeting will be available for examination at the Office of General Counsel of Jabil Circuit, Inc., at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, for the ten days before the meeting between 9:00 a.m. and 5:00 p.m., local time, and at the place of the Annual Meeting during the Annual Meeting.

You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the simple instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Jabil but is also friendlier to the environment.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2006 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.

Robert L. Paver
General Counsel and Secretary

St. Petersburg, Florida

July 9, 2007

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE THROUGH THE INTERNET.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

August 2, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (which is referred to herein as “Jabil” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, August 2, 2007, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.

These proxy solicitation materials, together with Jabil’s 2006 Annual Report to Stockholders, were mailed on or about July 9, 2007 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Measurement Date

Stockholders of record at the close of business on July 2, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of June 15, 2007 (the “Measurement Date”), 207,553,432 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Other Information-Share Ownership by Principal Stockholders and Management.” The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $20.58 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet at a later date) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Abstentions (votes “withheld”) and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present and voting, the nine nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, abstentions and broker non-votes will have no effect on the election of directors in Proposal 1. The approval of Proposals 2 and 3 requires the affirmative vote of a majority of the outstanding shares present or represented and entitled to vote at the Annual Meeting together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes can have the effect of preventing approval of Proposals 2 and 3 where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the required quorum. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Electronically via the Internet

For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote by mailing in the proxy or on the Internet at the following address on the World Wide Web: www.investorvote.com. Specific instructions to be followed by any registered stockholder interested in voting via the Internet are set forth on the enclosed proxy card. Votes submitted via the Internet by a registered stockholder must be received by 11:59 p.m. (Eastern Standard Time) on August 1, 2007.

For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Standard Time) on August 1, 2007. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

These Internet voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) recently enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2007 Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and must be received by Jabil no later than August 22, 2007 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2007 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Jabil is provided with written notice of such proposal by November 5, 2007. Any proposals must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716; Attention: Corporate Secretary.

Fiscal Year End

Jabil’s fiscal year ends August 31.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A board of nine directors is to be elected at the 2006 Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The names of Jabil’s nominees for director and certain information about them are set forth below:

Name	Age	Principal Position	Director Since
William D. Morean (1)	51	Chairman of the Board of Directors	1978
Thomas A. Sansone	58	Vice Chairman of the Board of Directors	1983
Timothy L. Main (1)	49	Chief Executive Officer, President and Director	1999
Lawrence J. Murphy	65	Director	1989
Mel S. Lavitt (2)(3)(4)	69	Director	1991
Steven A. Raymund (2)(3)(4)	51	Director	1996
Frank A. Newman (2)(3)(4)	58	Director	1998
Laurence S. Grafstein (4)	46	Director	2002
Kathleen A. Walters	56	Director	2005

__________________________

(1)	Member of the committee that administers stock option plans for non-officers and non-directors.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Nominating and Corporate Governance Committee.

Except as set forth below, each of the nominees has been engaged in his principal occupation set forth below during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.

William D. Morean. Mr. Morean has served as Chairman of the Board of Directors since 1988 and as a director since 1978. Mr. Morean joined Jabil in 1977 and assumed management of day-to-day operations the following year. Mr. Morean was Chief Executive Officer from 1988 to September 2000. Mr. Morean has also served as Jabil’s President and Vice President and held various operating positions with Jabil.

Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to January 1999 when he became Vice Chairman of the Board of Directors. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He also served as an adjunct Professor at Detroit College of Law. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University.

Timothy L. Main. Mr. Main has served as Chief Executive Officer of Jabil since September 2000, as President since January 1999 and as a director since October 1999. He joined Jabil in April 1987 as a Production Control Manager, was promoted to Operations Manager in September 1987, to Project Manager in July 1989, to

Vice President, Business Development in May 1991 and to Senior Vice President, Business Development in August 1996. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird).

Lawrence J. Murphy. Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since September 1989 and as an independent consultant to Jabil from September 1997 until February 2004. From March 1992 until September 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy is currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm. Mr. Murphy also serves as a director on the Board of Third Wave Technologies, Inc., a molecular diagnostic products company.

Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since September 1991. Mr. Lavitt has been a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) since August 1992 and is currently serving as Vice Chairman and Managing Director. From June 1987 until August 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until June 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt currently serves as a director on the Boards of Migo Software, Inc. and St. Bernard Software, Inc. Mr. Lavitt also serves on the Board of the Utah Governor’s Office of Economic Development. Mr. Lavitt is a graduate of Brown University.

Steven A. Raymund. Mr. Raymund has served as a director of Jabil since January 1996. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984, and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986. Effective October 2006, Mr. Raymund resigned from his position as Chief Executive Officer of Tech Data Corporation. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc.

Frank A. Newman. Mr. Newman has served as a director of Jabil since January 1998. Mr. Newman has served as the Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, since March 2003 and its Chief Executive Officer since November 2002. From January 2001 until November 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From April 2000 until January 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmaceutical company. From June 1993 until June 2000, Mr. Newman served as President, Chief Operating Officer and director, from February 1996 until June 2000 as Chief Executive Officer and from February 1997 until June 2000 as Chairman of the Board of Directors of Eckerd Corporation, a retail drug store chain. From January 1986 until May 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. Mr. Newman also serves as a director on the Boards of JoAnn Stores, Inc. and Medical Nutrition USA, Inc.

Laurence S. Grafstein. Mr. Grafstein has served as a director of Jabil since April 2002. Mr. Grafstein has been Managing Director and co-head of Technology, Media and Telecommunications for Lazard Freres & Co. LLC since joining the firm in 2001. He has been an investment banker since 1990. Prior to joining Lazard Freres & Co., Mr. Grafstein headed the telecommunications practices at the investment banks Credit Suisse First Boston and Wasserstein Perella & Co. and was a co-founder of Gramercy Communications Partners LLC. Mr. Grafstein has earned a B.A. from Harvard, an M.Phil from Oxford University and a J.D. from the University of Toronto.

Kathleen A. Walters. Ms. Walters has served as a director of Jabil since January 2005. Ms. Walters is Executive Vice President of the Global Consumer Products Group for Georgia-Pacific Corp. with responsibility for the company’s consumer products businesses worldwide, as well as the Dixie(R) and communication papers businesses. She began her career at Chase Manhattan Bank in 1973 and joined Scott Paper Company in 1978, performing in a variety of financial and business management roles for 17 years. After Scott Paper was acquired by Kimberly-Clark Corp. in 1995, Ms. Walters spent six years with Kimberly-Clark, primarily as President of its away-

from-home business in Europe. Before joining Georgia-Pacific, Ms. Walters served as President and CEO of Sappi Fine Paper North America from 2002 to 2004. She holds a bachelor’s degree in Mathematics from Syracuse University and a master’s of business administration degree from the Wharton School at the University of Pennsylvania.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

The affairs of Jabil are managed by the Board of Directors. Each member of the Board of Directors is elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board of Directors on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Committee that administers stock option plans for non-officers and non-directors

William D. Morean				✓
D Thomas A. Sansone
Timothy L. Main				✓
Lawrence J. Murphy
Mel S. Lavitt	✓	✓	✓
Steven A. Raymund	Chair	✓	✓
Frank A. Newman	✓	Chair	✓
Laurence S. Grafstein			Chair
Kathleen A. Walters

Role of the Board of Directors’ Committees

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees, and also has a committee that administers stock incentive plans for non-officers and non-directors.

Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The charter of the Audit Committee was adopted on October 21, 2004, was attached as Exhibit A to the Proxy Statement filed with the SEC in December 2004, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Corporate Secretary. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Audit Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Audit Committee met thirteen times and did not take action by written consent during fiscal year 2006.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board of Directors regarding such candidates. The Nominating and Corporate Governance Committee also evaluates and makes recommendations to the Board of Directors in connection with its annual review of director independence and the Board of Directors’ performance self-evaluation. The charter of the Nominating and Corporate Governance Committee was adopted on October 17, 2002, and subsequently amended on October 26, 2005. The charter is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Corporate Secretary. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met three times and did not take action by written consent during fiscal year 2006.

Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer in light of those goals and objectives, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Compensation Committee is also generally empowered to administer Jabil’s 1992 Stock Option Plan and 2002 Stock Incentive Plan, each with respect to all individuals. The charter of the Compensation Committee was adopted on October 17, 2002, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Corporate Secretary. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Compensation Committee met eight times and took action by written consent one time during fiscal year 2006.

Committee that administers stock option plans for non-officers and non-directors. The committee that administers stock option plans for non-officers and non-directors administers Jabil’s 1992 Stock Option Plan and 2002 Stock Incentive Plan with respect to individuals who are neither directors nor officers of Jabil and currently consists of Messrs. Morean and Main. This committee met one time during fiscal year 2006 and took action by written consent one time during fiscal year 2006.

Executive Sessions of the Independent Directors

Our “non-management” directors (as determined under the listing standards of the NYSE) typically meet at each regularly scheduled meeting of the Board of Directors, in executive session without any of our management present. In addition, our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our non-independent directors present. The presiding director of these executive sessions is generally selected by the Company several days before each session. Mr. Lavitt, our longest-standing independent director, presided over our most recent executive session. See the section titled “Stockholder Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of these guidelines may also be obtained upon request from Jabil’s Corporate Secretary.

NYSE Certification

As required by the NYSE corporate governance listing standards, Jabil’s Chief Executive Officer submitted his annual certification to the NYSE certifying that he was not aware of any violation by Jabil of the NYSE corporate governance listing standards.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board of Directors for nomination at the annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for board membership suggested by its members and other Board of Directors members, as well as management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. The Nominating and Corporate Governance Committee will evaluate a prospective nominee against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate and having high performance standards.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board of Directors where the Nominating and Corporate Governance Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee care of Jabil’s Corporate Secretary at Jabil’s principal headquarters, 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716, and received by Jabil no later than August 22, 2007 in accordance with the requirements described under “Deadline for Receipt of Stockholder Proposals.” Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate.

A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	The name and address, including telephone number, of the recommending stockholder;

•	The number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;

•

If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	A statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

•

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

•

a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•

a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;

•

a statement supporting the nominating stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;

•

a statement as to whether, in the view of the nominating stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and

•

the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Determinations of Director Independence

In June 2007, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board of Directors must determine that the director does not have any material relationship with Jabil that falls within the eight categories below. The Board of Directors has established these categories to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE listing standards. As required by the NYSE listing standards, the Board of Directors will consider all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board of Directors determined that the following five directors are independent: Lawrence S. Grafstein, Mel S. Lavitt, Frank A. Newman, Steven A. Raymund and Kathleen A. Walters.

As required by applicable law, the Board of Directors will make and publicly disclose its independence determination for each director when the director is first elected to the Board of Directors and annually thereafter for all nominees for election as directors. If the Board of Directors determines that a director who satisfies the NYSE listing standards is independent even though he or she does not satisfy all of Jabil’s independence requirements, this determination will be disclosed and explained in the next proxy statement as required by applicable law.

A director will not be independent if the director falls within one of the following categories as determined by the Board of Directors or a committee thereof based on facts known to it in light of the meanings ascribed to those categories under applicable NYSE guidance, where applicable, and otherwise by the Board of Directors or a committee thereof within its discretion:

•	the director is employed by Jabil, or an immediate family member is an executive officer of Jabil;

•

the director receives more than $100,000 per year in direct compensation from Jabil, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	an immediate family member of the director is employed by Jabil and receives more than $100,000 per year in direct compensation from Jabil;

•	the director is affiliated with or employed by Jabil’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by Jabil’s independent auditor;

•	a Jabil executive is on the compensation committee of the Board of Directors of a company which employs a Jabil director, or an immediate family member of that Jabil director, as an executive officer;

•

the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Jabil and the sales by that company to Jabil or purchases by that company from Jabil, in any single fiscal year during, are more than the greater of two percent of the annual revenues of that company or $1 million;

•

the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted for borrowed money to Jabil, or to which Jabil is indebted for borrowed money, and the total amount of either of such company’s indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets; or

•

the director serves as an officer, director or trustee of a charitable organization, and Jabil’s discretionary charitable contributions to the organization are more than two percent of that organization’s total annual charitable receipts during its last completed fiscal year.

Board of Directors Meetings During Fiscal 2006

The Board of Directors held a total of nine meetings and took action by written consent 12 times during fiscal year 2006. All directors attended 75% or more of the aggregate number of Board of Directors meetings and committee meetings. The independent Chairman of the Board presides over all meetings of the Board of Directors.

Policy Regarding Attendance at Annual Meeting of Stockholders

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual stockholders meetings, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil endeavors to schedule a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the 2005 Annual Meeting.

Directors’ Compensation

During the 2006 fiscal year, non-employee directors received the following annual compensation, payable quarterly: $50,000 for serving as a member of the Board of Directors; $10,000 for serving as a non-chair member of the Audit Committee; $20,000 for serving as chair of the Audit Committee; $5,000 for serving as a non-chair member of the Compensation Committee or the Nominating and Corporate Governance Committee; and $10,000 for serving as the chair of Compensation Committee or the Nominating and Corporate Governance Committee. No director currently receives any additional cash compensation for attendance at Board of Directors or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, non-employee directors are also eligible to receive awards under Jabil’s 2002 Stock Incentive Plan. For the 2006 fiscal year, each non-employee director received a restricted stock award of 7,500 shares of Jabil’s common stock, 1/8th of which vest every six months.

Stockholder Communication with the Board of Directors

Communications directed to any director, all of the directors as a group, or specifically to an independent director, or the independent directors as a group, must be in writing and sent Certified Mail in care of Jabil’s legal department to the address of Jabil’s headquarters. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;

•

if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;

•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Jabil’s legal department reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of Jabil’s legal department, deals with the functions of the Board of Directors or committees thereof or that Jabil’s legal department otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics and Senior Code

Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics entitled “Code of Ethics for the Principal Executive Officer and Senior Financial Officers of Jabil” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents can be found in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of both documents may also be obtained upon request from Jabil’s Corporate Secretary. Jabil currently anticipates that in the unlikely event any waivers from its Code of Ethics for the Principal Executive Officer and Senior Financial Officers are granted, notice of any such waiver will be posted on its website.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE JABIL CIRCUIT, INC.

2002 STOCK INCENTIVE PLAN

The Jabil 2002 Stock Incentive Plan (the “Stock Incentive Plan”) was adopted by the Board of Directors in October 2001 and approved by the stockholders in January 2002. The stockholders subsequently approved amendments to the Stock Incentive Plan in January 2004 and January 2006. The Stock Incentive Plan provides for the granting of both “incentive stock options” as defined in Section 422 of the Internal Revenue Code (the “Code”) and non-statutory stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. Jabil also adopted sub-plans under the Stock Incentive Plan for its United Kingdom employees (“the CSOP Plan”) and for its French employees (“the FSOP Plan”). The CSOP Plan and FSOP Plan are tax advantaged plans for Jabil’s United Kingdom and French employees, respectively. Shares are issued under the CSOP Plan and FSOP Plan from the authorized shares under the Stock Incentive Plan. For the 2006 and 2007 fiscal years, the maximum number of restricted shares of stock awarded that can ultimately be retained based on achieving certain performance criteria exceeded the number of shares subject to stock appreciation rights awarded for each year that are subject to time-based vesting. Jabil intends to have at least a majority of the number of shares subject to equity awards granted to those executive officers whom Jabil expects will be its named executive officers for the 2008 fiscal year be performance-based awards, absent any changes in the applicable accounting rules, tax or other laws, or any significant business developments.

As previously disclosed, Jabil is involved in shareholder derivative actions, a putative shareholder class action and a SEC informal inquiry, and has received a subpoena from the U.S. Attorney’s office for the Southern District of New York in connection with certain historical stock option grants. In light of these developments, through its legal counsel assisted by accounting advisors, Jabil undertook a review of certain of its historical stock option grant practices. Separately, a Special Committee of Jabil’s Board of Directors was also appointed to review the allegations in the derivative actions. The Special Committee concluded, as previously announced, that (1) there was no merit to allegations that Jabil’s officers issued themselves backdated stock options or attempted to cause others to issue them, and (2) it is not in Jabil’s best interests to pursue the derivative actions and will assert that position on Jabil’s behalf in each of the pending derivative lawsuits. For a further discussion of this review, along with the review of its recognition of revenue for certain historical transactions, please see Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006.

Jabil has cooperated and intends to continue to cooperate with the Special Committee, the SEC and the U.S. Attorney’s office. In addition, Jabil’s Board of Directors is evaluating whether additional changes should be made in light of the findings of the reviews of its historical revenue recognition and stock option practices.

Proposal

The Board of Directors recently adopted an amendment to the Stock Incentive Plan, subject to stockholder approval. The amendment to the Stock Incentive Plan provides for a 3,000,000 share increase in the aggregate number of shares of Jabil common stock that may be subject to future awards under the Stock Incentive Plan as of May 31, 2007 from 3,628,904 shares to 6,628,904 shares. As of May 31, 2007, 207,538,513 shares of Jabil’s common stock were issued and outstanding; stock option and stock appreciation rights covering a total of 17,243,684 shares, with a weighted average exercise price of $24.05 and a weighted average remaining term of 6.46 years, were outstanding under the Stock Incentive Plan, CSOP Plan and FSOP Plan; restricted stock awards covering a total of 5,189,262 shares were outstanding under the Stock Incentive Plan; and 3,628,904 shares remained available for future grants.

The Board of Directors adopted this amendment, subject to stockholder approval. Therefore, this amendment will not become effective if the stockholders do not approve it.

This amendment is proposed in order to give Jabil flexibility to grant restricted stock, stock appreciation rights and other stock-based awards under the Stock Incentive Plan. Jabil believes that grants of stock-based awards motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of Jabil. Moreover, stock-based award grants align the interests of the employees with the interests of the stockholders. When Jabil performs well, employees are rewarded along with other stockholders. Jabil believes that stock-based award grants are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand. The Board of Directors believes that the ability to grant stock-based awards will be important to Jabil’s future success by allowing it to remain competitive in attracting and retaining such key personnel.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interests of Jabil to provide employees with the opportunity to acquire an ownership interest in Jabil through their participation in the Stock Incentive Plan and thereby encourage them to remain in Jabil’s employ and more closely align their interests with those of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Summary of the Stock Incentive Plan, as Amended, Subject to Stockholder Approval

The following summary of the Stock Incentive Plan is qualified in its entirety by the terms of the Stock Incentive Plan, a copy of which reflecting the amendment referenced herein is attached to this proxy as Appendix A.

Purpose. The purposes of the Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of Jabil and to promote the success of Jabil’s business.

Awards. The Stock Incentive Plan provides for awards of incentive stock options, nonstatutory stock options, stock awards, performance units, performance shares and stock appreciation rights. The Board may adopt sub-plans applicable to particular Subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the Stock Incentive Plan. The ability to adopt such sub-plans will facilitate Jabil’s global expansion.

Stock Subject to the Stock Incentive Plan. The aggregate number of shares of common stock that may be subject to future awards under the Stock Incentive Plan as of May 31, 2007, subject to adjustment upon a change in capitalization, is 26,608,726 shares. Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. Shares of common stock that were subject to Stock Incentive Plan awards that expire or become unexercisable without having been exercised in full shall become available for future awards under the Stock Incentive Plan. With respect to stock appreciation rights, when a stock-settled stock appreciation right is exercised, the shares of common stock subject to the stock appreciation right shall be counted against the shares of common stock available for issuance as one share for every share subject to the stock appreciation right, regardless of the number of shares used to settle the stock appreciation right upon exercise. The purpose of this proposal is to increase the number of securities subject to the Stock Incentive Plan by 3,000,000.

Administration. The Stock Incentive Plan may be administered by the Board of Directors or one or more committees of the Board (the “Administrator”). The Board may require that the Administrator be constituted to comply with Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or both. Subject to the other provisions of the Stock Incentive Plan, the Administrator has the power to determine the terms of each award granted, including the exercise price, the number of shares subject to the award and the exercisability thereof. The Administrator may not modify or amend any outstanding stock option so as to specify a lower exercise price or accept the surrender of an outstanding stock option and authorize the granting of a new stock option with a lower exercise price in substitution for the surrendered stock option. In accordance with applicable law, the Board may, by a resolution adopted by the Board, authorize one or more officers of Jabil to designate officers (other than the officer so authorized) and employees of Jabil to be recipients of stock options and determine the number of stock options to be granted. Such a Board resolution must specify the total number and the terms, including exercise price, of the stock options that an officer or officers of Jabil may grant.

Eligibility. The Stock Incentive Plan provides that the Administrator may grant awards to employees and consultants, including non-employee directors. However, the Administrator may grant incentive stock options only to employees. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Administrator selects the grantees and determines the number of shares of common stock to be subject to each award. In making such determination, the Administrator shall take into account the duties and responsibilities of the employee or consultant, the value of his services, his potential contribution to the success of Jabil, the anticipated number of years of future service and other relevant factors. The Administrator shall not grant to any employee, in any fiscal year of Jabil, stock options to purchase more than 3,000,000 shares of common stock.

Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing 10% or more of the voting power of all classes of stock of Jabil (a “10% Stockholder”), the maximum term of any incentive stock option granted to such optionee must not exceed five years. The term of all other options granted under the Stock Incentive Plan may not exceed 10 years.

Each award granted under the Stock Incentive Plan is evidenced by a written agreement between the grantee and Jabil and is subject to the following general terms and conditions:

(a) Termination of Employment. If a grantee’s continuous status as an employee or consultant terminates for any reason (other than upon the grantee’s death or disability), the grantee may exercise his unexercised option or stock appreciation right, but only within such period of time as is determined by the Administrator (with such determination being made at the time of grant and not exceeding three months in the case of an incentive stock option) and only to the extent that the grantee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(b) Disability. If a grantee’s continuous status as an employee or consultant terminates as a result of permanent and total disability (as defined in Section 22(e)(3) of the Code), the grantee may exercise his unexercised option or stock appreciation right, but only within 12 months from the date of such termination, and only to the extent that the optionee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(c) Death. In the event of a grantee’s death, the grantee’s estate or a person who acquired the right to exercise the deceased grantee’s option or stock appreciation right by bequest or inheritance may exercise the option or stock appreciation right, but only within 12 months following the date of death, and only to the extent that the grantee was entitled to exercise it at the date of death (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(d) Nontransferability of Awards. Except as described below, an award granted under the Stock Incentive Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Administrator, a grantee may transfer an award to certain family members and other individuals and entities.

(e) Buyout of Awards. With the prior approval or consent of Jabil’s stockholders, the Administrator may at any time offer to buy out an award for a payment in cash or shares of common stock.

Terms and Conditions of Options. Each option granted under the Stock Incentive Plan is subject to the following terms and conditions:

(a) Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% Stockholder) of the fair market value of the common stock on the date the option is granted. This general rule is different than the exercise price provision of the 1992 Stock Option Plan, which does not place such a restriction on the exercise price of a nonstatutory stock option. The Stock Incentive Plan provides exceptions for certain options granted in connection with an acquisition by Jabil of another corporation or granted as inducements to an individual’s commencing employment with Jabil. For so long as Jabil’s common stock is traded on the NYSE, the fair market value of a share of common stock shall be the closing sales price for such stock (or the closing bid if no sales were reported) as quoted on such system on the last market trading day prior to the date of determination of such fair market value.

(b) Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Administrator. An option is exercised by giving written notice of exercise to Jabil, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to Jabil.

(c) Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option is determined by the Administrator and set forth in the award agreement. Such form of consideration may vary for each option, and may consist entirely of cash, check, promissory note, other shares of Jabil’s common stock, any combination thereof, or any other legally permissible form of consideration as may be provided in the Stock Incentive Plan and the award agreement.

(d) Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

(e) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Stock Incentive Plan as may be determined by the Administrator. Shares of common stock covered by options which have terminated and which were not exercised prior to termination will be returned to the Stock Incentive Plan.

Stock Appreciation Rights. The Administrator may grant stock appreciation rights in tandem with an option or alone and unrelated to an option. Tandem stock appreciation rights shall expire no later than the expiration of the related option. Stock appreciation rights may be exercised by the delivery to Jabil of a written notice of exercise. The exercise of a stock appreciation right will entitle the grantee to receive the excess of the percentage stated in the award agreement of the fair market value of a share of common stock over the exercise price for each share of common stock with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right may be in cash, shares of common stock or a combination of cash and shares of common stock, as determined by the Administrator. The Administrator shall not grant to any employee, in any fiscal year of Jabil, stock appreciation rights covering more than 3,000,000 shares of common stock.

Stock Awards. The Administrator may grant awards of shares of common stock in such amount and upon such terms and conditions as the Administrator specifies in the award agreement. No more than 3,000,000 shares of common stock may be granted pursuant to stock awards to an individual in any calendar year.

Code Section 162(m) Provisions. To the extent the Compensation Committee of the Board of Directors considers it desirable for compensation delivered pursuant to a stock award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the Compensation Committee may provide that the lapsing of restrictions on the stock award and the distribution of shares, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each such stock award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to such stock awards will be one or more of the following criteria: stock price; market share; sales; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on sales; inventory turns; invested capital; net operating profit after tax; return on invested capital; total shareholder return; earnings; return on equity or average shareowners’ equity; total shareowner return; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios and market performance.

The Compensation Committee may appropriately adjust any evaluation of performance under the criteria set forth above to exclude certain items or events or in such other manner and to such extent as the Compensation Committee deems appropriate under the applicable circumstances. The Compensation Committee may not increase the number of shares granted pursuant to any such stock award, nor may it waive the achievement of any performance target. Prior to the payment of any such stock award, the Compensation Committee shall certify in writing that the applicable performance target(s) was met.

Performance Units and Performance Shares. The Administrator may grant awards of performance units and performance shares in such amounts and upon such terms and conditions, including the performance goals and the performance period, as the Administrator specifies in the award agreement. The Administrator will establish an initial value for each performance unit on the date of grant.

The initial value of a performance share will be the fair market value of a share of common stock on the date of grant. Payment of earned performance units or performance shares will occur following the close of the applicable performance period and in the form of cash, shares of common stock or a combination of cash and shares of common stock.

Adjustment upon Changes in Capitalization. In the event of changes in the outstanding stock of Jabil by reason of any stock splits, reverse stock splits, stock dividends, mergers, recapitalizations or other change in the capital structure of Jabil, an appropriate adjustment shall be made by the Board of Directors in: (i) the number of shares of common stock subject to the Stock Incentive Plan, (ii) the number and class of shares of common stock subject to any award outstanding under the Stock Incentive Plan and (iii) the exercise price of any such outstanding award. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.

Change in Control. In the event of a change in control of Jabil, any award outstanding on the date of such change in control that is not yet vested shall become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate prior to such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason.

In the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any option or stock appreciation right shall terminate as of a date fixed by the Board and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.

In the event of a merger of Jabil with or into another corporation, the sale of substantially all of the assets of Jabil or the acquisition by any person, other than Jabil, of 50% or more of Jabil’s then outstanding securities, each outstanding option and stock appreciation right shall be assumed or an equivalent option and stock appreciation right shall be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding options or stock appreciation rights, the Stock Incentive Plan provides for the acceleration of the exercisability of all or some outstanding options and stock appreciation rights.

Amendment and Termination of the Stock Incentive Plan. The Board may at anytime amend, alter, suspend or terminate the Stock Incentive Plan. Jabil shall obtain stockholder approval of any amendment to the Stock Incentive Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 of the Exchange Act or Section 422 of the Code (or any other applicable law or regulation, including the requirements of any exchange or quotation system on which the common stock is listed or quoted). Furthermore, Jabil shall obtain stockholder approval of any modification or amendment to the extent that the Board of Directors, in its sole and absolute discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the common stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the Stock Incentive Plan. No amendment or termination of the Stock Incentive Plan shall impair the rights of any grantee, unless mutually agreed otherwise between the grantee and Jabil, which agreement must be in writing and signed by the grantee and Jabil. In any event, the Stock Incentive Plan shall terminate on October 17, 2011. Any awards outstanding under the Stock Incentive Plan at the time of its termination shall remain outstanding until they expire by their terms.

Federal Tax Information

Pursuant to the Stock Incentive Plan, Jabil may grant either “incentive stock options,” as defined in Section 422 of the Code, nonstatutory options, stock appreciation rights, stock awards, performance units or performance shares.

An optionee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the optionee to the alternative minimum tax.

Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or disposition equal to the difference between the exercise price and the lower of (a) the fair market of the shares at the date of the option exercise or (b) the sale price of the shares. Jabil will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

All options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she receives a nonstatutory option grant. However, upon exercise of the nonstatutory option, the optionee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Jabil will be subject to tax withholding by Jabil. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

With respect to stock awards, stock appreciation rights, performance units and performance shares that may be settled either in cash or in shares of common stock that are either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of common stock received. Jabil will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.

With respect to shares of common stock that are both nontransferable and subject to a substantial risk of forfeiture, the participant will realize ordinary taxable income equal to the fair market value of the shares of common stock at the first time the shares of common stock are either transferable or not subject to a substantial risk of forfeiture. Jabil will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.

All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. It is Jabil’s intention that the plan be construed and administered in a manner that maximizes the deductibility of compensation under Section 162(m) of the Code.

The foregoing is only a summary of the effect of federal income taxation upon the grantee and Jabil with respect to the grant and exercise of awards under the Stock Incentive Plan, does not purport to be complete and does not discuss the tax consequences of the grantee’s death or the income tax laws of any municipality, state or foreign country in which a grantee may reside.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected KPMG LLP to audit the financial statements of Jabil for the fiscal year ending August 31, 2007, and to perform other appropriate services. KPMG LLP (or its predecessor firm) has audited Jabil’s financial statements since the fiscal year ended August 31, 1984. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

Jabil Circuit, Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is comprised solely of independent directors, as defined in recently implemented, more stringent listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which was attached as an Exhibit to the Proxy Statement relating to Jabil’s 2004 Annual Meeting of Stockholders. The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process. Jabil’s independent registered public accountant, KPMG LLP, is responsible for expressing an opinion on the conformity of Jabil’s audited financial statements to generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountant.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accountant. The Audit Committee also has periodic discussions with management and the independent registered public accountant with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accountant’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accountant.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and KPMG LLP.

2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU §380).

3. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence from Jabil.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed KPMG as Jabil’s independent registered public accountant for the fiscal year ending August 31, 2007.

Submitted by the Audit Committee

Steven A. Raymund, Chair
Mel S. Lavitt
Frank A. Newman

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2006 and August 31, 2005, and fees billed for other services rendered by KPMG LLP during those periods.

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees
Audit Fees	$6,280,000	$4,149,000
Audit-Related Fees	—	15,000
Tax Fees	1,099,000	1,610,000
All Other Fees	—	—

Total Fees	$7,379,000	$5,774,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, management’s assessment on internal control over financial reporting, the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include accounting consultations related to acquisitions, attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax planning (domestic and international) and expatriate tax compliance and planning.

All Other Fees. Jabil did not incur any additional fees under this category.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accountants in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2006, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

If the stockholders do not approve the selection of KPMG LLP, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

OTHER INFORMATION

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the Named Executive Officers listed in the Summary Compensation Table below; (iii) all current directors and executive officers of Jabil as a group and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership of such shares within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 207,553,432 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

Directors, Named Executive Officers and Principal Stockholders	Number of Shares	Percent of Total

Principal Stockholders:
William D. Morean(1)(2)(3)	16,253,670	7.8%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Audrey M. Petersen(1)(4)	13,974,005	6.7%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Capital Group International, Inc.(5)	22,768,740	10.7%
11100 Santa Monica Blvd.
Los Angeles, California 90025
William Blair & Company, L.L.C.(6)	10,820,988	5.3%
222 W. Adams
Chicago, Illinois 60606
Directors(3):
Thomas A. Sansone(7)	3,712,667	1.8%
Timothy L. Main(8)	1,346,857	*
Lawrence J. Murphy(9)	164,000	*
Mel S. Lavitt(10)	96,000	*
Steven A. Raymund(11)	121,820	*
Frank A. Newman(12)	134,000	*
Laurence S. Grafstein(13)	61,000	*
Kathleen A. Walters (14)	15,000	*
Named Executive Officers:
Forbes I.J. Alexander(15)	315,428	*
Scott D. Brown(16)	410,884	*
Mark T. Mondello(17)	927,859	*
John P. Lovato(18)	327,316	*
William D. Muir, Jr.(19)	389,310	*
All current directors and executive officers as a group (21 persons)(20)	26,220,248	12.4%

______________________

*	Less than one percent.
(1)

Includes 11,542,902 shares held by the William E. Morean Residual Trust, as to which Mr. William D. Morean and Ms. Audrey M. Petersen (Mr. Morean’s mother) share voting and dispositive power as members of the Management Committee created under the Trust.

(2)

Includes (i) 4,268,908 shares held by Cheyenne Holdings Limited Partnership, a Nevada limited partnership, of which Morean Management Company is the sole general partner, as to which Mr. Morean has sole voting and dispositive power, (ii) 198,900 shares held by Eagle’s Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power, (iii) 33,048 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power, (iv) 179,000 shares subject to options held by Mr. Morean that are exercisable within 60 days of the Measurement Date, (v) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership and (vi) 11,251 shares of restricted stock, of which Mr. Morean has voting power, but not dispositive power.

(3)	Mr. Morean is a Director of Jabil in addition to being a Principal Stockholder.
(4)

Includes (i) 2,392,793 shares held by Morean Limited Partnership, a North Carolina limited partnership, of which Morean-Petersen, Inc. is the sole general partner, as to which Ms. Petersen has shared voting and dispositive power; Ms. Petersen is the President of Morean-Petersen, Inc., (ii) 2,510 shares held by Audrey Petersen Revocable Trust, of which Ms. Petersen is trustee, as to which Ms. Petersen has sole voting and dispositive power and (iii) 35,800 shares held by the Morean Petersen Foundation, Inc., a private charitable foundation of which Ms. Petersen is a director and with respect to which Ms. Petersen may be deemed to have shared voting and dispositive power.

(5)

The amount shown and the following information is derived from a Schedule 13G/A filed by Capital Group International, Inc. (“CGII”), reporting beneficial ownership as of December 31, 2006. According to the Schedule 13G/A, CGII has sole voting power over 16,780,100 shares and sole dispositive power over 22,768,740 shares. CGII is the parent holding company of the following wholly-owned subsidiaries, that hold investment power, and in some cases, voting power over certain shares: (i) Capital Guardian Trust Company, (ii) Capital International Research and Management, Inc., (iii) Capital International Limited and (iv) Capital International S.A.

(6)

The amount shown and the following information is derived from a Schedule 13G filed by William Blair & Company, L.L.C. (“WB”), reporting beneficial ownership as of December 31, 2006. According to the Schedule 13G, WB has sole voting power over 10,820,988 shares and sole dispositive power over 10,820,988 shares.

(7)

Includes (i) 2,982,634 shares held by TASAN Limited Partnership, a Nevada limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (ii) 540,250 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iii) 175,120 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date, (iv) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership and (v) 11,251 shares of restricted stock, of which Mr. Sansone has voting power, but not dispositive power.

(8)

Mr. Main is also Chief Executive Officer and President of Jabil, and thus is also a Named Executive Officer in addition to being a Director. Includes (i) 907,999 shares subject to options held by Mr. Main that are exercisable within 60 days of the Record Date and (ii) 370,000 shares of restricted stock, of which Mr. Main has voting power, but not dispositive power.

(9)

Includes (i) 143,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date and (ii) 11,251 shares of restricted stock, of which Mr. Murphy has voting power, but not dispositive power.

(10)

Includes (i) 79,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date, (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership and (iii) 11,251 shares of restricted stock, of which Mr. Lavitt has voting power, but not dispositive power.

(11)

Includes (i) 63,280 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date, (ii) 2,000 shares beneficially owned by Mr. Raymund’s spouse and (iii) 11,251 shares of restricted stock, of which Mr. Raymund has voting power, but not dispositive power.

(12)

Includes (i) 119,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date and (ii) 11,251 shares of restricted stock, of which Mr. Newman has voting power, but not dispositive power.

(13)

Includes (i) 39,000 shares subject to options held by Mr. Grafstein that are exercisable within 60 days of the Measurement Date and (ii) 11,251 shares of restricted stock, of which Mr. Grafstein has voting power, but not dispositive power.

(14)	Includes 11,251 shares of restricted stock, of which Ms. Walters has voting power, but not dispositive power.
(15)

Includes (i) 184,326 shares subject to options held by Mr. Alexander that are exercisable within 60 days of the Measurement Date and (ii) 121,102 shares of restricted stock, of which Mr. Alexander has voting power, but not dispositive power.

(16)

Includes (i) 68,542 shares held by Scott D. Brown Revocable Living Trust, of which Mr. Brown is trustee, as to which Mr. Brown has sole voting and dispositive power, (ii) 230,192 shares subject to options held by Mr. Brown that are exercisable within 60 days of the Measurement Date and (iii) 105,118 shares of restricted stock, of which Mr. Brown has voting power, but not dispositive power.

(17)

Includes (i) 606,797 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Measurement Date and (ii) 184,102 shares of restricted stock, of which Mr. Mondello has voting power, but not dispositive power.

(18)

Includes (i) 229,520 shares subject to options held by Mr. Lovato that are exercisable within 60 days of the Measurement Date and (ii) 97,796 shares of restricted stock, of which Mr. Lovato has voting power, but not dispositive power.

(19)

Includes (i) 278,928 shares subject to options held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,114 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (iv) 97,796 shares of restricted stock, of which Mr. Muir has voting power, but not dispositive power.

(20)

Includes (i) 4,555,491 shares subject to options held by 13 executive officers (including one employee director) and eight non-employee directors that are exercisable within 60 days of the Measurement Date, (ii) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership, (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership, (iv) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership, (v) 2,000 shares beneficially owned by Mr. Raymund’s spouse, (vi) 11,114 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (vii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (viii) 1,538,310 shares of restricted stock held by 13 executive officers (including one employee director) and eight non-employee directors, of which the officers and directors hold voting power, but not dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Jabil’s officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were met, except that, as a result of administrative errors, John P. Lovato did not timely file one Form 4 relating to a sale of shares and Timothy L. Main did not timely file one Form 4 relating to the exercise of an option and the immediate sale of the underlying shares. In addition, William D. Muir, Jr. filed two Form 4s, both relating to separate gifts of shares late, and in addition, subsequent to the end of our 2006 fiscal year, he filed one Form 4, relating to a gift of shares during our 2005 fiscal year late. Finally, Forbes I.J. Alexander did not timely file two Form 4s relating to the termination of two previously disclosed prepaid forward variable contracts that expired pursuant to their terms.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Messrs. Lavitt, Newman and Raymund. No member of the Compensation Committee is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows, as to (i) the Chief Executive Officer, and (ii) each of the five other most highly compensated executive officers (a) whose salary plus bonus exceeded $100,000 during the last fiscal year, and (b) who served as executive officers at fiscal year end (collectively the “Named Executive Officers”), information concerning compensation paid for services to Jabil in all capacities during the three fiscal years ended August 31, 2006:

	Fiscal Year	Annual Compensation (1)			Long Term Compensation Awards (2)		All Other Compensation ($) (5)
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compensation ($) (3)	Restricted Stock Award(s) ($) (3)(4)	Securities Underlying Options/SARs (#)
Timothy L. Main	2006	$996,154	$561,100	$5,600	—	140,000	$64,698
Chief Executive Officer,	2005	895,385	1,143,225	—	$1,201,000	105,000	56,467
President and Director	2004	778,462	944,371	101,971(6)	—	170,000	21,326

Mark T. Mondello	2006	$572,115	$290,369	$2,579	—	64,630	$31,823
Chief Operating Officer	2005	498,077	508,100	—	$600,500	120,000	29,739
	2004	449,039	486,000	—	—	125,000	12,352

Forbes I.J. Alexander	2006	$447,115	$201,996	$1,538	—	38,537	$24,286
Chief Financial Officer	2005	368,846	381,075	—	$600,500	65,000	15,616
	2004	214,423	160,634	—	—	65,000	6,546

Scott D. Brown	2006	$448,077	$201,996	$1,538	—	38,537	$25,230
Executive Vice	2005	399,423	406,480	—	$480,400	65,000	24,517
President	2004	384,616	415,800	—	—	115,000	10,698

John P. Lovato	2006	$373,077	$259,100	$1,281	—	32,114	$17,854
Senior Vice President,	2005	323,077	248,274	—	$480,400	65,000	19,039
Regional President –	2004	274,039	297,000	—	—	115,000	7,292
Europe

William D. Muir Jr.	2006	$373,077	$259,100	$1,281	—	32,114	$17,854
Senior Vice President,	2005	321,154	248,274	—	$480,400	65,000	13,801
Regional President – Asia	2004	224,808	134,277	—	—	65,000	6,614

______________________

(1)	Compensation deferred at the election of executive is included in the year earned.
(2)

Beginning with its 2006 fiscal year, Jabil currently issues stock appreciation rights (“SARs”) to its employees and no longer issues stock options. Prior to its 2006 fiscal year, Jabil only issued stock options and did not issue SARs.

(3)

This column includes dividends paid to the Named Executive Officers during the 2006 fiscal year on shares of restricted stock held by such individuals that Jabil awarded in its 2006 fiscal year. Dividends in the following amounts were paid to the following individuals during the 2006 fiscal year on shares of restricted stock held by such individuals that Jabil awarded in its 2005 fiscal year (as the value of each of these dividends was reflected in the grant date fair value of each of the applicable restricted stock grants (as calculated under FAS 123R), these dividends are not included in the Summary Compensation Table): (i) $3,500 was paid to Mr. Main, (ii) $1,750 was paid to Mr. Mondello, (iii) $1,750 was paid to Mr. Alexander, (iv) $1,400 was paid to Mr. Brown, (v) $1,400 was paid to Mr. Lovato and (vi) $1,400 was paid to Mr. Muir.

(4)

The extent to which the restricted shares granted by Jabil in its 2005 fiscal year become vested is time-based, but is subject to accelerated performance-based vesting if Jabil’s core operating margin remains at or above five percent for any two consecutive fiscal quarters and, in each of such two consecutive quarters, Jabil’s revenues increase over the prior quarter. As of August 31, 2006, Mr. Main held an aggregate of 210,000 unvested restricted shares with a market value of $5,634,300; Mr. Mondello held an aggregate of 98,678 unvested restricted shares with a market value of $2,647,531; Mr. Alexander held an aggregate of 68,932 unvested restricted shares with a market value of $1,849,446; Mr. Brown held an aggregate of 63,932 unvested restricted shares with a market value of $1,715,296; Mr. Lovato held an aggregate of 56,610 unvested restricted shares with a market value of $1,518,846; and Mr. Muir held an aggregate of 56,610 unvested restricted shares with a market value of $1,518,846. The aggregate number of unvested restricted shares listed above for each of the Named Executive Officers includes the number of restricted shares awarded to him in the 2005 fiscal year and the maximum number of shares that he may earn pursuant to Jabil’s restricted stock award in its 2006 fiscal year (as set forth on the table titled “Long-Term Inventive Plans—Awards in Last Fiscal Year”).

(5)

Represents payments pursuant to Jabil’s Profit Sharing Plan. The Board of Directors determines the aggregate amount of payments under the plan based on quarterly financial results. The actual amount paid to individual participants is based on the participant’s salary and bonus actually paid (not necessarily earned) during such quarter.

(6)	Amount paid to Mr. Main to be used to pay a $75,000 deposit for a club membership and $26,971 for estimated taxes payable by Mr. Main on the deposit amount.

Determination of Annual Cash Bonus for the 2006 Fiscal Year

The cash bonuses for the 2006 fiscal year were performance-based. The target bonus for each of the Named Executive Officers was as follows: Timothy L. Main – $1,000,000, Mark T. Mondello – $517,500, Forbes I.J. Alexander – $360,000, Scott D. Brown – $360,000, John P. Lovato – $300,000 and William D. Muir, Jr. – $300,000. The following four segments were evaluated for purposes of determining the extent to which the applicable target bonus was paid to each of the named executive officers: (1) percentage growth in annual operating income as compared to the annual operating income for the 2004 fiscal year (“Segment A”); (2) the achievement of a certain amount of growth in Jabil’s return on invested capital (“Segment B”); (3) manufacturing cost for the applicable regional segment as a percentage of the revenue for the applicable regional segment (“Segment C”) and (4) the achievement of a ratio of segment income for the applicable region to the net assets of that region (“Segment D”). For each of Messrs. Main, Mondello, Alexander and Brown, Segment A was weighted 65% and Segment B was weighted 35% for purposes of calculating his bonus. For each of Messrs. Lovato and Muir, Segment A was weighted 50%, Segment C was weighted 25% and Segment D was weighted 25% for purposes of calculating his bonus. For Segment A, each of the named executive officers could have earned anywhere from a minimum of 0% of his target bonus attributable to Segment A (if the percentage growth in annual operating income as compared to the 2004 fiscal year was less than or equal to 13%) to a maximum of 260% of his target bonus attributable to Segment A (if the percentage growth in annual operating income as compared to the 2004 fiscal year was greater than or equal to 43%). For Segment B, each of Messrs. Main, Mondello, Alexander and Brown could have earned anywhere from a minimum of 10% of his target bonus attributable to Segment B (if the growth on Jabil’s return on invested capital was less than or equal to 14.5%) to a maximum of 227% of his target bonus attributable to Segment B (if the growth on Jabil’s return on invested capital was greater than or equal to 23.5%). For Segment C, each of Messrs. Lovato and Muir could have earned either the full amount of his target bonus attributable to Segment C (if the applicable region’s percentage of manufacturing cost per manufacturing revenue met a target amount) or none of his target bonus attributable to Segment C (if the applicable region’s percentage of manufacturing cost per manufacturing revenue did not meet the target amount). For Segment D, each of Messrs. Lovato and Muir could have earned the full amount of his target bonus attributable to Segment D (if the ratio of segment income for the applicable region to the net assets of that region met a target amount) or none of his target bonus attributable to Segment D (if the ratio of segment income for the applicable region to the net assets of that region did not meet a target amount).

SAR Grants in Last Fiscal Year

The following table sets forth information as to SARs granted to all Named Executive Officers during the fiscal year ended August 31, 2006. These SARs were granted under our existing equity compensation plan at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Unless otherwise indicated, the SARs vest as to 8.33% of the underlying common stock fifteen months after the date of grant, then 8.33% every three months thereafter. Upon the exercise of a SAR, the holder will receive the number of shares of our common stock that has a total fair market value on the date of exercise which is equivalent to the difference between the exercise price of the SAR and the fair market value of our common stock on the date of exercise. The amounts under “Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term” represent the hypothetical gains of the SARs granted based on assumed annual compounded stock appreciation rates of 5% and 10% over their exercise price for the full ten year term of the SARs. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

Name	Individual Grants		Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for SAR Term($)
	Number of Securities Underlying SARs Granted(#)	Percent of Total SARs Granted to Employees in Fiscal Year
					5%	10%
Timothy L. Main	140,000	5.39%	$30.05	10/24/2015	2,707,332	6,802,918
Mark T. Mondello	64,630	2.49%	$29.79	10/10/2015	1,231,883	3,102,003
Forbes I.J. Alexander	38,537	1.48%	$29.79	10/10/2015	734,536	1,849,635
Scott D. Brown	38,537	1.48%	$29.79	10/10/2015	734,536	1,849,635
John P. Lovato	32,114	1.24%	$29.79	10/10/2015	612,110	1,541,354
William D. Muir Jr	32,114	1.24%	$29.79	10/10/2015	612,110	1,541,354

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option and SAR Values

The following table sets forth certain information concerning the exercise of options during the fiscal year ended August 31, 2006, and the aggregate value of unexercised options and SARs at August 31, 2006, for each of the Named Executive Officers. No SARs were exercised by any of the Named Executive Officers during the 2006 fiscal year.

Name	Shares Acquired on Exercise of Options(#)	Value Realized($) (1)	Number of Securities Underlying Unexercised Options and SARs at August 31, 2006(#)		Value of Unexercised In-the-Money Options and SARs at August 31, 2006($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Timothy L. Main	554,000	14,143,901	863,752	149,248	5,005,202	131,876
Mark T. Mondello	—	—	721,160	71,070	7,812,715	91,834
Forbes I.J. Alexander	58,892	1,536,350	169,540	43,689	441,908	73,468
Scott D. Brown	248,980	6,655,122	214,118	44,977	429,923	91,834
John P. Lovato	124,284	2,363,313	215,052	38,554	515,968	91,834
William D. Muir Jr	—	—	265,748	37,266	2,006,409	73,468

______________________

(1)	The value realized is determined by subtracting the exercise price per share from the fair market value of our common stock on the date of exercise.
(2)

The closing price for Jabil’s common stock as reported through the NYSE on August 31, 2006 was $26.83. The value of the unexercised options and SARs is calculated by subtracting the exercise price of the options and SARs from $26.83 multiplied by the number of shares of common stock to which the unexercised options and SARs relate. These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and SARs and the closing price of Jabil’s common stock on August 31, 2006, the last day of trading for fiscal 2006.

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table sets forth certain information concerning restricted shares of common stock awarded by Jabil during the fiscal year ended August 31, 2006. Assuming that each of the Named Executive Officers remains a Jabil employee through the end of Jabil’s 2008 fiscal year, he will receive anywhere from 0% of the target shares listed below (if the compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2005 and ending on August 31, 2008 is less than 9%) to 200% of the target shares listed below (if the compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2005 and ending on August 31, 2008 is 25% or greater). The target compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2005 and ending on August 31, 2008 is 15%. Jabil defines “core earnings” as GAAP net income before amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines “core earnings per share” as core earnings divided by the weighted average number of outstanding shares determined under GAAP.

Name	Performance or Other Period Until Maturation or Payout ($) (1)	Number of Securities Underlying Unexercised Options and SARs at August 31, 2006(#)
		Threshold (#)	Target (#)	Maximum (#)
Timothy L. Main	Fiscal 2006-2008	0	80,000	160,000
Mark T. Mondello	Fiscal 2006-2008	0	36,839	73,678
Forbes I.J. Alexander	Fiscal 2006-2008	0	21,966	43,932
Scott D. Brown	Fiscal 2006-2008	0	21,966	43,932
John P. Lovato	Fiscal 2006-2008	0	18,305	36,610
William D. Muir Jr.	Fiscal 2006-2008	0	18,305	36,610

Change in Control Arrangements

Jabil’s Named Executive Officers do not have employment agreements. Accordingly, upon a termination, for cause, no cause, change of control or any other reason whatsoever, the applicable Named Executive Officer(s) shall only receive salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of severance payment. The effect of termination on equity awards of the Named Executive Officers is discussed below.

All options, stock appreciation rights and restricted stock awards issued under Jabil’s 1992 Stock Option Plan and the 2002 Stock Incentive Plan provide that, in the event of a change in control of Jabil, any award outstanding under the 2002 Stock Incentive Plan on the date of such change in control that is not yet vested will become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate prior to such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason prior to the first anniversary of the date of such change in control.

The 2002 Stock Incentive Plan and the 1992 Stock Option Plan provide that, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors may, in the exercise of its sole discretion in such instances, declare that any option awarded under the 2002 Stock Incentive Plan or the 1992 Stock Option Plan, or stock appreciation right awarded under the 2002 Stock Incentive Plan, will terminate as of a date fixed by the Board of Directors and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.

In the event of a merger of Jabil with or into another corporation, or the sale of substantially all of the assets of Jabil, each outstanding option awarded under the 2002 Stock Incentive Plan and the 1992 Stock Option Plan, and each stock appreciation right awarded under the 2002 Stock Incentive Plan, will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor or purchaser refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the 2002 Stock Incentive Plan and the 1992 Stock Option Plan provide for the acceleration of the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights, unless otherwise determined by the Board of Directors in its discretion. In the event of the acquisition by any person, other than Jabil, of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights which are vested and exercisable shall be terminated in exchange for a cash payment.

The following table sets forth the additional amounts that could have been realized by each named executive officer if termination of his employment were to occur as of August 31, 2006 under the following circumstances, based on the closing price of Jabil’s common stock on such date. The value we give below for options and SARs (which we refer to below as net market value) is equal to the number of unvested options and SARs on August 31, 2006 multiplied by the difference between the closing price on such date and the exercise price for such options and SARs.

Termination Scenarios

Timothy L. Main	For Cause	Other than for Cause	Change in Control

Salary	$0	$0	$0

Bonus	$0	$0	$0

Stock Options and SARs	$0	$0	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $128,362 would vest.
Restricted Stock	$0	$0	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $5,634,300 would vest.

Mark T. Mondello	For Cause	Other than for Cause	Change in Control

Salary	$0	$0	$0

Bonus	$0	$0	$0

Stock Options and SARs	$0	$0	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $89,387 would vest.
Restricted Stock	$0	$0	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $2,647,531 would vest.

Forbes I.J. Alexander	For Cause	Other than for Cause	Change in Control

Salary	$0	$0	$0

Bonus	$0	$0	$0

Stock Options and SARs	$0	$0	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $71,510 would vest.
Restricted Stock	$0	$0	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $1,849,446 would vest.

Scott D. Brown	For Cause	Other than for Cause	Change in Control

Salary	$0	$0	$0

Bonus	$0	$0	$0

Stock Options and SARs	$0	$0	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $89,387 would vest.
Restricted Stock	$0	$0	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $1,715,296 would vest.

John P. Lovato	For Cause	Other than for Cause	Change in Control

Salary	$0	$0	$0

Bonus	$0	$0	$0

Stock Options and SARs	$0	$0	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $89,387 would vest.
Restricted Stock	$0	$0	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $1,518,846 would vest.

William D. Muir, Jr.	For Cause	Other than for Cause	Change in Control

Salary	$0	$0	$0
Bonus	$0	$0	$0
Stock Options and SARs	$0	$0	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $71,510 would vest.
Restricted Stock	$0	$0	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $1,518,846 would vest.

CERTAIN TRANSACTIONS

During 2006, Jabil was a party to an arm’s-length agreement, in compliance with Federal Aviation Administration Rules, with an entity (“Indigo”) controlled by William D. Morean, a director of Jabil, for Jabil’s use of Indigo’s aircraft for Jabil’s business purposes. This agreement has proven to be beneficial for Jabil in that it enables Jabil access to Indigo’s aircraft when Jabil’s aircraft is either inappropriate or unavailable for its desired business use. Under the agreement, Jabil paid market competitive hourly rental rates and certain ancillary costs incurred while the aircraft was being used by Jabil, such as fuel, oil, landing fees, etc. Jabil did not pay for Mr. Morean’s personal use of the aircraft. During the fiscal year ended August 31, 2006, Jabil paid approximately $127,000 for its use of Indigo’s aircraft. During 2006, Jabil provided Mr. Morean limited personal use of Jabil’s aircraft. Jabil charged, pursuant to and in compliance with Federal Aviation Administration Rule, Mr. Morean for such use, an amount equal to two-times the cost of fuel for flights, plus certain related expenses such as landing fees, tie down fees, etc., which totaled approximately $27,000. Mr. Morean and Indigo also had an agreement with Jabil at market competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use and for maintenance scheduling fees. During the fiscal year ended August 31, 2006, Mr. Morean and Indigo paid Jabil approximately $142,000 for such flight crew’s services and maintenance scheduling attributable to Indigo’s aircraft. Jabil and Indigo also insure their respective aircraft under a mutual policy, which enabled Jabil to take advantage of a quantity discount for aircraft insurance and pay less for its aircraft insurance than it would pay without the Indigo aircraft on the policy. During the fiscal year ended August 31, 2006, Jabil paid approximately $75,000 for the portion of the cost of the policy attributable to Indigo’s aircraft, which was subsequently reimbursed by Indigo.

During 2006, Thomas A. Sansone, a director of Jabil, had an agreement with Jabil at market competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use. During the fiscal year ended August 31, 2006, Mr. Sansone paid Jabil approximately $79,000 for such flight crew’s services.

Mr. Charles A. Main, a brother of Timothy L. Main, the Chief Executive Officer, President and a director of Jabil, is employed by Jabil’s Business Development division and earned an aggregate compensation of $243,086 during fiscal year 2006, which included base salary, bonus, profit sharing and other routine employee benefits.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Committee’s Responsibilities: The Compensation Committee of the Board of Directors (the “Committee”) has responsibility for setting and administering the policies which govern executive compensation. The Committee is composed entirely of outside directors. The purpose of this report is to summarize the philosophical principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding the compensation of Jabil’s executive officers for the fiscal year ending August 30, 2006.

Compensation Philosophy: The Committee has approved principles for the management compensation program which:

•	encourage the development and the achievement of strategic objectives that enhance long-term stockholder value;

•	attract, retain and motivate key personnel who contribute to long-term success of Jabil; and

•	provide a compensation package that recognizes individual contributions and company performance.

Compensation Methodology: Jabil strives to provide a comprehensive executive compensation program that is competitive and performance-based in order to attract and retain superior executive talent. In making its determinations, the Committee reviews management’s recommendations, market data and assesses Jabil’s competitive position for three components of executive compensation: (1) base salary; (2) annual incentives and (3) long-term incentives. In addition, the Committee has the sole authority to hire, and to dismiss, a compensation consultant. To assist in benchmarking the competitiveness of executive officer compensation, the committee retained Mercer Human Resources (“Mercer”) a nationally recognized executive compensation consulting firm. Mercer utilizes a number of national compensation surveys and provides databases for companies of similar size to Jabil, as well as specific analysis of the compensation information contained in the proxy statements of a number of companies in the same industry as Jabil.

Components of Compensation:

•    Base Salary. Base salary for all executive officer positions is targeted to be competitive with the average salaries of comparable executives at technology companies of similar size and is also intended to reflect consideration of an officer’s experience, business judgment and role in developing and implementing overall business strategy for Jabil. It is the intent of the Committee that Jabil’s compensation of executive officers fall within the median of industry compensation levels. Base salaries are based upon qualitative and subjective factors and no specific formula is applied to determine the weight of each factor.

•    Bonuses. Bonuses for executive officers are intended to reflect Jabil’s belief that a significant portion of the annual compensation of the executive should be contingent upon the performance of Jabil, as well as the individual’s contribution. While the Committee evaluates Jabil’s performance, as well as that of the applicable executive officer, against established qualitative and quantitative factors, the decision to pay a bonus is within the Committee’s discretion. The Committee designates for each executive officer a target bonus amount, ranging from 50% to 100% of the executive officer’s base salary, that would be earned upon the achievement of performance goals determined to be aggressive, but within reason, achievable. The actual bonus paid to each named executive officer, and the method of determining the amount of the actual bonus, is disclosed in the summary compensation table portion of the Company’s Proxy Statement. The Company will calculate bonuses for its 2007 fiscal year in a similar manner. Actual performance is measured using various specific pre-determined quantitative factors applied to various degrees to the individual executive officers. Such quantitative factors include core operating income, core earnings per share, returns on invested capital and other measures of performance appropriate to the officer compensated. Following measurement of the actual performances achieved, an executive officer may earn less than or none of the applicable target bonus amount if performance falls below expectations, or as much as two times the applicable target bonus amount if actual performance significantly exceeds expectations. Bonuses are paid on an annual or quarterly basis, depending on the level of the executive officer.

•    Long-Term Incentives. Jabil utilizes stock appreciation rights and restricted stock awards as long-term incentives to attract and retain key personnel or reward exceptional performance. For the 2006 and 2007 fiscal years, the maximum number of restricted shares of stock awarded to Jabil’s Named Executive Officers that can ultimately be retained based on achieving certain performance criteria exceeded the number of shares subject to stock appreciation rights awarded for each year that are subject to time-based vesting. The Committee intends to have at least a majority of the number of shares subject to equity awards granted to those executive officers whom Jabil expects will be its named executive officers for the 2008 fiscal year be performance-based awards, absent any changes in the applicable accounting rules, tax or other laws, or any significant business developments. Stock appreciation rights and restricted stock are granted periodically by the Committee and are based on both quantitative and qualitative factors. Stock appreciation rights generally are granted with an exercise price equal to the fair market value of Jabil’s common stock on the last market trading day prior to the date of determination (determined in accordance with the equity compensation plan) and grants made during the last fiscal year generally vest over a period of four years. The extent to which restricted stock grants become vested (if at all) is based on the compound annual growth rate of Jabil’s core earnings per share for its 2006 fiscal year through its 2008 fiscal year. Stock appreciation rights and restricted stock grants are designed to create an incentive to increase stockholder value over the long-term since the value of the grants will increase when the price of the stock increases.

Chief Executive Officer and President Compensation: In establishing the targeted amounts of Mr. Main’s base salary, bonus and equity-based compensation, the Committee considered the findings contained in the Mercer report regarding the average compensation of comparable executives at technology companies of similar size. In addition, when considering Mr. Main’s base salary, the Committee evaluated Mr. Main’s contributions to the Company in the areas of leadership; strategy development; organizational development; governance; compliance; and financial performance. With respect to Mr. Main’s bonus opportunity, the Committee established a target bonus amount equal to 100% of his base salary, which was predicated on the Company achieving targeted levels of operating income and return on invested capital, and provided for an actual bonus payment less than or greater than the target bonus in the event of performance results falling below or exceeding the targeted levels. Based on all of these considerations, Mr. Main’s base compensation was increased at the beginning of the fiscal year from $895,385 to $996,154, which was within the median range for comparable positions at comparable companies; his earned bonus during the year decreased to $561,100 from $1,143,225 in the prior year as a result of the company’s financial performance. As a result, Mr. Main’s total cash compensation decreased to $1,557,254 from $2,038,610, as described more fully in the summary compensation table portion of the Company’s Proxy Statement. Mr. Main’s long term incentive was established at the beginning of the fiscal year. It consisted of 140,000 stock appreciation rights that vest in installments over four years, with an exercise price equal to the fair market value of Jabil’s common stock on the last market trading date prior to the date of grant. It also included a performance-based restricted stock award of a maximum of 160,000 shares that vests, if at all, based on the compounded annual growth rate of Jabil’s core earnings per share for its 2006 fiscal year through its 2008 fiscal year.

IRS Limits on Deductibility of Compensation: An income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, will generally be available for annual compensation in excess of $1 million paid to the Named Executives only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Committee considers deductibility issues when approving executive compensation elements, the Committee believes that the other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Committee may make compensation decisions without regard to deductibility when it is in the best interests of the Company and its shareholders to do so.

By the Compensation Committee

Frank A. Newman, Chair
Mel S. Lavitt
Steven A. Raymund

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

STOCK PRICE PERFORMANCE GRAPH

The following Performance Graph and table show a comparison of cumulative total stockholder return, assuming the reinvestment of dividends, from a $100 investment in the common stock of Jabil over the five-year period ending August 31, 2006, with the cumulative stockholder return on the (1) Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and (2) a peer group that includes Celestica Inc., Flextronics International Ltd., Sanmina-SCI Corporation and Solectron Corporation (the “Peer Group”).

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

August 31, 2006

	8/31/2001	8/31/2002	8/31/2003	8/31/2004	8/30/2005	8/31/2006

Jabil Circuit	100.0	80.97	121.84	89.29	127.44	116.15
S&P500	100.0	82.00	91.89	102.41	115.26	125.48
Peer Group	100.0	38.49	54.01	46.19	40.80	33.33

The information contained in the above Performance Graph and table shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

OTHER PROCEDURAL MATTERS

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.

Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

July 9, 2007

APPENDIX A

JABIL CIRCUIT, INC.

2002 STOCK INCENTIVE PLAN

1.          Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Awards, Performance Units, Performance Shares or Stock Appreciation Rights.

2.           Definitions. As used herein, the following definitions shall apply:

  (a)        “Administrator” means the Board or any Committee or person as shall be administering the Plan, in accordance with Section 4 of the Plan.

  (b)        “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted.

  (c)        “Award” means an Option, Stock Appreciation Right, Stock Award, Performance Unit or Performance Share granted under the Plan.

  (d)        “Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Administrator.

  (e)        “Board” means the Board of Directors of the Company.

  (f)        “Change in Control” means the happening of any of the following:

    (i)        When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

    (ii)        The occurrence of a transaction requiring stockholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

  (g)        “Change in Control Price” means, as determined by the Board,

    (i) the highest Fair Market Value of a Share within the 60 day period immediately preceding the date of determination of the Change in Control Price by the Board (the “60-Day Period”), or

    (ii) the highest price paid or offered per Share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-Day Period, or

    (iii) some lower price as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a Share.

  (h)        “Code” means the Internal Revenue Code of 1986, as amended.

  (i)        “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

  (j)        “Common Stock” means the Common Stock, $.001 par value, of the Company.

  (k)        “Company” means Jabil Circuit, Inc., a Delaware corporation.

  (l)        “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are paid only a director’s fee by the Company or who are compensated by the Company for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.

  (m)        “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, a Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee.

  (n)        “Covered Stock” means the Common Stock subject to an Award.

  (o)        “Date of Grant” means the date on which the Administrator makes the determination granting the Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.

  (p)        “Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates.

  (q)        “Director” means a member of the Board.

  (r)        “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

  (s)        “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

  (t)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

  (u)        “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

    (i)        If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

    (ii)        If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

    (iii)        In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

  (v)        “Grantee” means an individual who has been granted an Award.

  (w)        “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

  (x)        “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and that such holder either (i) has held for at least six months or (ii) has purchased on the open market.

  (y)        “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

  (z)        “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

  (aa)        “Option” means a stock option granted under the Plan.

  (bb)        “Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.

  (cc)        “Performance Period” means the time period during which the performance goals established by the Administrator with respect to a Performance Unit or Performance Share, pursuant to Section 9 of the Plan, must be met.

  (dd)        “Performance Share” has the meaning set forth in Section 9 of the Plan.

  (ee)        “Performance Unit” has the meaning set forth in Section 9 of the Plan.

  (ff)        “Plan” means this 2002 Stock Incentive Plan.

  (gg)        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

  (hh)        “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

  (ii)        “Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.

  (jj)        “Stock Grant” means Shares that are awarded to a Grantee pursuant to Section 8 of the Plan.

3.          Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be subject to Awards under the Plan since the Plan became effective is 29,608,726, which includes Shares that were available on May 31, 2007 to be subject to future Awards, plus Shares that were subject to Awards on May 31, 2007, and all Shares issued prior to May 31, 2007. The Shares may be authorized, but unissued, or reacquired Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

  If an Award expires or becomes unexercisable without having been exercised in full the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, if the payment upon exercise of a SAR is in the form of Shares, the Shares subject to the SAR shall be counted against the available Shares as one Share for every Share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise.

4.          Administration of the Plan.

  (a)        Procedure.

    (i)        Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.

    (ii)        Rule 16b-3. To the extent the Board or the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

    (iii)        Section 162(m) of the Code. To the extent the Board or the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

    (iv)        Authorization of Officers to Grant Options. In accordance with Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Officers and Employees (excluding the Officer so authorized) to be Grantees of Options and determine the number of Options to be granted to such Officers and Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number and the terms (including the exercise price, which may include a formula by which such price may be determined) of Options such Officer or Officers may so grant.

  (b)        Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Committee, the Administrator shall have the authority, in its sole and absolute discretion:

    (i)        to determine the Fair Market Value of the Common Stock, in accordance with Section 2(u) of the Plan;

    (ii)        to select the Consultants and Employees to whom Awards will be granted under the Plan;

    (iii)        to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

    (iv)        to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;

    (v)        to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

    (vi)        to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine;

    (vii)        to construe and interpret the terms of the Plan and Awards;

    (viii)        to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

    (ix)        to modify or amend each Award (subject to Section 13 of the Plan). However, the Administrator may not modify or amend any outstanding Option so as to specify a lower exercise price or accept the surrender of an outstanding Option and authorize the granting of a new Option with a lower exercise price in substitution for such surrendered Option;

    (x)        to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

    (xi)        to determine the terms and restrictions applicable to Awards;

    (xii)        to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

    (xiii)        to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

    (xiv)        to provide any notice or other communication required or permitted by the Plan in either written or electronic form; and

    (xv)        to make all other determinations deemed necessary or advisable for administering the Plan.

  (c)        Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.

5.        Eligibility and General Conditions of Awards.

  (a)        Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards.

  (b)        Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Administrator pursuant to Section 10 of the Plan may, if so permitted or required by the Administrator, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

  (c)        Award Agreement. To the extend not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its sole and absolute discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

  (d)        Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Award Agreement, and subject to Section 11 of the Plan:

    (i)        the Grantee may exercise his or her unexercised Option or SAR, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed three months from the Date of Termination) when the Option is granted. If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified by the Administrator, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan. An Award Agreement may also provide that if the exercise of an Option following the Date of Termination would be prohibited at any time because the issuance of Shares would violate Company policy regarding compliance with Applicable Law, then the exercise period shall terminate on the earlier of (A) the expiration of the term of the Option set forth in Section 6(b) of the Plan or (B) the expiration of a period of 10 days after the Date of Termination during which the exercise of the Option would not be in violation of such requirements;

    (ii)        the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

    (iii)        the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;

    (iv)        any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

  (e)        Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Award Agreement:

    (i)        the Grantee may exercise his or her unexercised Option or SAR at any time within 12 months from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

    (ii)        the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

    (iii)        the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;

    (iv)        any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

  (f)        Death of Grantee. In the event of the death of an Grantee, then, unless otherwise provided by the Award Agreement,

    (i)        the Grantee’s unexercised Option or SAR may be exercised at any time within 12 months following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

    (ii)        the Grantee’s Stock Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;

    (iii)        the Grantee’s Stock Awards that were not forfeitable immediately before the date of death shall promptly be settled by delivery to the Grantee’s estate or a person who acquired the right to hold the Stock Grant by bequest or inheritance, of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;

    (iv)        any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.

  (g)        Buyout Provisions. Except as otherwise provided in this Section 5(g), the Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made. No such buy out shall occur without the prior approval or consent of the Company’s stockholders. Any such cash offer made to an Officer or Director shall comply with the provisions of Rule 16b-3 relating to cash settlement of stock appreciation rights. This provision is intended only to clarify the powers of the Administrator and shall not in any way be deemed to create any rights on the part of Grantees to buyout offers or payments.

  (h)        Nontransferability of Awards.

    (i)        Except as provided in Section 5(h)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

    (ii)        Except as provided in Section 5(h)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred to encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Stock Awards, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

    (iii)        To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:

        (A)        a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

        (B)        any person sharing the employee’s household (other than a tenant or employee);

        (C)        a trust in which persons described in (A) and (B) have more than 50 percent of the beneficial interest;

        (D)        a foundation in which persons described in (A) or (B) or the Grantee control the management of assets; or

        (E)        any other entity in which the persons described in (A) or (B) or the Grantee own more than 50 percent of the voting interests;

provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (A) above or the Grantee, in exchange for an interest in such entity.

6.        Stock Options.

(a)        Limitations.

    (i)        Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Any Option designated as an Incentive Stock Option:

        (A)        shall not have an aggregate Fair Market Value (determined for each Incentive Stock Option at the Date of Grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Company or any Parent or Subsidiary (“Other Plans”)), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000 (the “$100,000 Limit”);

        (B)        shall, if the aggregate Fair Market Value of Shares (determined on the Date of Grant) with respect to the portion of such grant that is exercisable for the first time during any calendar year (“Current Grant”) and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be exercisable as follows:

        (1)        The portion of the Current Grant that would, when added to any Prior Grants, be exercisable with respect to Shares that would have an aggregate Fair Market Value (determined as of the respective Date of Grant for such Options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and

        (2)        If, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Section 6(a)(i)(B) during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Stock Option, but shall be exercisable as a separate Option at such date or dates as are provided in the Current Grant.

    (ii)        No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 3,000,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).

  (b)        Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

  (c)        Option Exercise Price and Consideration.

    (i)        Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.

        (A)        In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

        (B)        Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Administrator determines to be necessary to achieve such preservation of economic value.

        (C)        Any Option that is granted to a Grantee not previously employed by the Company, or a Parent or Subsidiary, as a material inducement to the Grantee’s commencing employment with the Company may be granted with such exercise price as the Administrator determines to be necessary to provide such material inducement.

  (d)        Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.

  (e)        Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Administrator:

    (i)        pursuant to rules and procedures approved by the Administrator, promissory note;

    (ii)        Mature Shares;

    (iii)        pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or

    (iv)        such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.

  (f)        Exercise of Option.

    (i)        Procedure for Exercise; Rights as a Stockholder.

        (A)        Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

        (B)        An Option may not be exercised for a fraction of a Share.

        (C)        An Option shall be deemed exercised when the Company receives:

        (1)        written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise) from the person entitled to exercise the Option, and

        (2)        full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.

        (3)        Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

        (4)        Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

7.        Stock Appreciation Rights.

  (a)        Grant of SARs. Subject to the terms and conditions of the Plan, the Administrator may grant SARs in tandem with an Option or alone and unrelated to an Option. Tandem SARs shall expire no later than the expiration of the underlying Option.

  (b)        Limitation. No Employee shall be granted, in any fiscal year of the Company, SARs covering more than 3,000,000 Shares. The limitation described in this Section 7(b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(b).

  (c)        Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Company (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares over which the SAR is to be exercised. Tandem SARs may be exercised:

    (i)        with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option;

    (ii)        only with respect to the Shares for which its related Option is then exercisable; and

    (iii)        only when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of the Option.

The value of the payment with respect to the tandem SAR may be no more than 100 percent of the difference between the exercise price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SAR is exercised.

  (d)        Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

    (i)        the excess of the Fair Market Value of a Share on the date of exercise over the SAR exercise price; by

    (ii)        the number of Shares with respect to which the SAR is exercised;

provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the Date of Grant as the Administrator shall specify. As determined by the Administrator, the payment upon exercise of an SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

8.        Stock Awards.

  (a)        Authorization to Grant Stock Awards. Subject to the terms and conditions of the Plan, the Administrator may grant Stock Awards to Employees or Consultants from time to time. Each Stock Award shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Grantee’s interest in the related Stock will be forfeited. No more than 3,000,000 Shares may be granted pursuant to Stock Awards to an individual Grantee in any calendar year.

  (b)        Code Section 162(m) Provisions.

    (i)        Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time a Stock Award is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Stock Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Stock Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Compensation Committee may provide that this Section 8(b) is applicable to such Stock Award under such terms as the Compensation Committee shall determine.

    (ii)        If a Stock Award is subject to this Section 8(b), then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each Stock Award subject to this Section 8(b) at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to Stock Awards subject to this Section 8(b) will be one or more of the following criteria: (A) stock price; (B) market share; (C) sales; (D) earnings per share, core earnings per share or variations thereof; (E) return on equity; (F) costs; (G) revenue; (H) cash to cash cycle; (I) days payables outstanding; (J) days of supply; (K) days sales outstanding; (L) cash flow; (M) operating income; (N) profit after tax; (O) profit before tax; (P) return on assets; (Q) return on sales; (R) inventory turns; (S) invested capital; (T) net operating profit after tax; (U) return on invested capital; (V) total shareholder return; (W) earnings; (X) return on equity or average shareowners’ equity; (Y) total shareowner return; (Z) return on capital; (AA) return on investment; (BB) income or net income; (CC) operating income or net operating income; (DD) operating profit or net operating profit; (EE) operating margin; (FF) return on operating revenue; (GG) contract awards or backlog; (HH) overhead or other expense reduction; (II) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (JJ) credit rating; (KK) strategic plan development and implementation; (LL) net cash provided by operating activities; (MM) gross margin; (NN) economic value added; (OO) customer satisfaction; (PP) financial return ratios; and/or (QQ) market performance.

    (iii)        Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of shares granted pursuant to any Stock Award subject to this Section 8(b), nor may it waive the achievement of any performance target established pursuant to this Section 8(b).

    (iv)        Prior to the payment of any Stock Award subject to this Section 8(b), the Compensation Committee shall certify in writing that the performance target(s) applicable to such Stock Award was met.

    (v)        The Compensation Committee shall have the power to impose such other restrictions on Stock Awards subject to this Section 8(b) as it may deem necessary or appropriate to ensure that such Stock Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

9.        Performance Units and Performance Shares.

  (a)        Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, the Administrator may grant Performance Units or Performance Shares to any Employee or Consultant in such amounts and upon such terms as the Administrator shall determine.

  (b)        Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Administrator on the Date of Grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Administrator shall set performance goals that, depending upon the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

  (c)        Payment of Performance Units and Performance Shares.

    (i)        Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payment based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, determined as a function of the extent to which the corresponding performance goals have been achieved.

    (ii)        If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Administrator determines appropriate, the Administrator may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Performance Period.

  (d)        Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units or Performance Shares shall be made in a lump sum following the close of the applicable Performance Period. The Administrator may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Administrator. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

10.        Deferral of Receipt of Payment. The Administrator may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or SAR, the grant of or the lapse or waiver of restrictions with respect to Stock Awards or the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares. If any such deferral is required or permitted, the Administrator shall establish such rules and procedures for such deferral.

11.         Adjustments Upon Changes in Capitalization or Change of Control.

  (a)        Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Covered Shares, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Covered Stock, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock.

  (b)        Change in Control. In the event of a Change in Control, then the following provisions shall apply:

    (i)        Vesting. Any Award outstanding on the date such Change in Control is determined to have occurred that is not yet exercisable and vested on such date:

        (A)        shall become fully exercisable and vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant does not terminate prior to the Change in Control Anniversary;

        (B)        shall become fully exercisable and vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or

        (C)        shall not become full exercisable and vested if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason.

For purposes of this Section 11(b)(i), the following definitions shall apply:

        (D)        “Cause” means:

        (1)        A Grantee’s conviction of a crime involving fraud or dishonesty; or

        (2)        A Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;

provided, however, that for purposes of Section 11(b)(i)(D)(2), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

        (E)        “Good Reason” means:

        (1)        The assignment to the Grantee of any duties inconsistent in any respect with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Grantee within 30 days following the assignment or other action by the Company;

        (2)        Any reduction in compensation; or

        (3)        Change in location of office of more than 35 miles without prior consent of the Grantee.

    (ii)        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.

        (iii)        Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Administrator shall, in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Administrator makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 15 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Optioned Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

        (iv)        Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Company, a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested (including Options and SARs that shall become exercisable and vested pursuant to Section 11(b)(i) above), shall be terminated in exchange for a cash payment equal to the Change in Control Price (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of an Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.

12.        Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until October 17, 2011, unless terminated earlier under Section 13 of the Plan.

13.        Amendment and Termination of the Plan.

  (a)        Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

  (b)        Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Furthermore, the Company shall obtain stockholder approval of any modification or amendment of the Plan to the extent that the Board, in its sole and absolute discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the Common Stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the Plan. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

  (c)        Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

14.        Conditions Upon Issuance of Shares.

  (a)        Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

  (b)        Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15.        Liability of Company.

  (a)        Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

  (b)        Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Covered Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan.

16.        Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

17.        Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon an Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause.

18.        Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

JABIL    C123456789

MR A SAMPLE     DESIGNATION (IF ANY)     ADD 1     ADD 2     ADD 3     ADD 4     ADD 5     ADD 6

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Standard Time, August 1, 2007.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card    123456    C0123456789    12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2-4.

1. Election of Directors

01 - Laurence S. Grafstein    02- Mel S. Lavitt     03 - Timothy L. Main    04 - William D. Morean     05 - Lawrence J. Murphy

06 - Frank A Newman    07 - Steven A. Raymund    08 - Thomas A. Sansone    09 - Kathleen A. Walters     +

Mark here to vote FOR all nominees    Mark here to WITHHOLD vote from all nominees

For all EXCEPT- To withhold a vote for one or more nominees mark the box to the left and the corresponding numbered box(es) to the right.     01     02     03     04     05     06     07     08     09

For Against Abstain    For Against Abstain

2. To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Stock Incentive Plan by 3,000,000 shares.

3. To ratify the appointment of KPMG LLP as Jabil’s independent registered public account for the fiscal year ending August 31, 2007.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

B Non Voting Items     Change of Address - Please print new address below

Meeting Attendance     Mark box to the right if you plan to attend the Annual Meeting

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR. A SAMPLE

AND MR. A SAMPLE AND MR. A SAMPLE AND MR. A SAMPLE AND MR. A SAMPLE AND MR. A SAMPLE AND MR. A SAMPLE AND MR. A SAMPLE AND    1 U P X 0 1 4 2 9 0 1

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil’s mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.econsent.com/jbl and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to: http://www.econsent.com/jbl on the Internet.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

JABIL    Proxy - JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints ROBERT L. PAVER and FORBES I.J. ALEXANDER, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at the Renaissance Vinoy Golf Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, August 2, 2007, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR THE AMENDMENT TO INCREASE THE SIZE OF THE JABIL CIRCUIT, INC. 2002 STOCK INCENTIVE PLAN BY 3,000,000 SHARES, (3) FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS JABIL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING AUGUST 31, 2007 AND (4) AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET.

SEE REVERSE SIDE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE SIDE